Putnam Absolute Return 700

4/30/14 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:




72DD1 Class A	 4000
      Class B	  128
      Class C	  661
      Class M  	   31

72DD2 Class R	   19
      Class R6	   96
      Class Y	 6740

73A1 Class A   $0.141
     Class B    0.054
     Class C    0.053
     Class M    0.081


73A2 Class R   0.115
     Class R5  0.169
     Class R6  0.182
     Class Y   0.175


74U1	Class A   27,955
	Class B    2,325
	Class C   12,489
	Class M      405

74U2	Class R     148
     Class R5      1
     Class R6    496
     Class Y  39,753

74V1	Class A   12.45
	Class B   12.23
     Class C   12.23
	Class M   12.30

74V2	Class R   12.34
     Class R   12.50
     Class R6  12.50
     Class Y   12.47



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.